(Wisconsin Public Service Corporation Letterhead)






April 8, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Wisconsin Public Service Corporation
      File No. 1-3016
      ------------------------------------


Ladies/Gentlemen:

Pursuant to Rule 14a-6(j), Wisconsin Public Service Corporation (the "Company") is filing herewith as additional soliciting material a form of letter which the registrant proposes to send to certain of its shareholders. The Company believes that this letter does not contain any information which is materially different from, or additional to, the information contained in the prospectus/registration statement of its wholly-owned subsidiary, WPS Resources Corporation (Registration No. 33-52199) which became effective on March 3, 1994, and therefore does not believe that this letter need be filed as an amendment to such prospectus/proxy statement.

Sincerely,


/s/ Robert H. Knuth

Robert H. Knuth
Assistant Vice President-Secretary

Attach.
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              (Wisconsin Public Service Corporation Letterhead)






                      PLEASE SIGN AND RETURN THE ENCLOSED
                    PROXY EVEN IF YOU RETURNED THE ORIGINAL



April 12, 1994


Dear Shareholder:

As of this time, we have not received your Proxy which was mailed to you on March 25.

Whether your holdings are large or small, we hope that you will want to be represented at the Annual Shareholders Meeting to be held May 5, 1994.

This year a very important question is included requesting that common stock shareholders approve a plan of corporate restructuring. The restructuring, in the form of a parent holding company, is being proposed to create a structure which can more effectively address the growing competition in the energy industry, facilitate selective diversification into non-utility businesses which are related to the utility business of Wisconsin Public Service Corporation or energy conservation or energy resources or which otherwise benefit the service territory of Wisconsin Public Service Corporation (the "Company"), afford separation between utility and non-utility businesses and provide additional flexibility for financing and maintaining appropriate utility capital ratios. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE APPROVAL OF THE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COMPANY COMMON STOCK VOTE FOR APPROVAL OF THE PLAN.

It is necessary that two-thirds of the shareholders approve the Plan in order for it to become effective and accordingly, in order to avoid additional Proxy solicitation expense, it would be appreciated if you would please sign the proxy and return it to us. Another Proxy and a return envelope are enclosed for your convenience.

In reviewing the Proxy Statement for the 1994 Annual Meeting of Shareholders (the "Proxy Statement") of the Company, a number of shareholders have noted that the par value of each share of common stock of WPS Resources Corporation ("WPS Resources") is $1, or $3 less than the par value of each share of common stock of the Company - which is $4 - and have inquired as to the significance of such difference in par values.

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The primary function of par value is to fix a minimum subscription or original issue price for shares sold by a corporation but does not apply to subsequent resales of such shares and generally has little or no relationship to the market value of such shares. The requirement that shares be issued for not less than their par value still applies to the Company (but not to WPS Resources) under provisions of Wisconsin law relating to the issuance of securities by public service corporations.

The only function of par value under the Wisconsin Business Corporation Law
(WBCL) is to establish the maximum potential liability of shareholders under
Section 180.0622(2)(b) of the WBCL for debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months service in any one case. Lowering the par value of the shares may possibly lessen the potential liability for such wage claims. The WBCL, however, contains no definition of par value, and, as noted at the top of page 37 of the Proxy Statement, one Wisconsin court has interpreted a predecessor statute to mean that shareholders are liable up to an amount equal to the consideration for which their shares were issued.

In summary par value has virtually no significance for a Wisconsin corporation such as WPS Resources, except that there is at least a possibility that the reduction of the par value from $4 in the case of Company to $1 in the case of WPS Resources may reduce the potential statutory liability of WPS Resources shareholders for employee wage claims.

Should you have any questions about the proxy materials which you have received, please contact us at 1-800-236-1551.

Sending in your Proxy does not prevent your presence at the meeting. If you are able to attend, you certainly are most welcome.

Cordially,


/s/ Daniel A. Bollom

Daniel A. Bollom
President and
Chief Executive Officer

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